EXHIBIT 11

                         GRIFFIN GAMING & ENTERTAINMENT, INC.
                             COMPUTATION OF PER SHARE DATA
                       (In Thousands, except per share amounts)

                                      Quarter Ended      Three Quarters Ended
                                      September 30,          September 30,
                                    1996        1995       1996          1995
        Per Share Data - Primary:

        Net earnings               $5,760     $10,160     $5,445       $15,876

        Shares and share
         equivalents:
          Weighted average number
           of shares of GGE Common
           Stock outstanding        7,941       7,941      7,941         7,940
          Weighted average number
           of share equivalents
           outstanding                866         802        795           553
          Weighted average number
           of shares and share
           equivalents              8,807       8,743      8,736         8,493

        Net earnings per share      $ .65       $1.16      $ .62         $1.87

        Per Share Data - Fully
         Diluted:

        Net earnings               $5,760     $10,160     $5,445       $15,876

        Shares and share
         equivalents:
          Weighted average number
           of shares of GGE Common
           Stock outstanding        7,941       7,941      7,941         7,940
          Weighted average number
           of share equivalents
           outstanding              1,034         802      1,037           757
          Weighted average number
           of shares and share
           equivalents              8,975       8,743      8,978         8,697

        Net earnings per share      $ .64       $1.16      $ .61         $1.83











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